UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): November 5, 2015

Torchlight Energy Resources, Inc.
(Exact name of registrant as specified in its charter)

Nevada	001-36247	74-3237581
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

5700 W. Plano Parkway, Suite 3600
Plano, Texas 75093
(Address of principal executive offices)

Telephone – (214) 432-8002

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On November 5, 2015, we and our subsidiary Torchlight Energy, Inc. entered into a Purchase and Sale Agreement (the “PSA”) with Husky Ventures, Inc., our operator in the Hunton Project, to sell our interests in the Chisholm Trail assets, which is one of our six AMI’s with Husky.  Under the PSA, Torchlight will transfer its interests in Chisholm Trail assets to Husky in exchange for the cancellation of our entire liability to Husky on joint interest billings in the approximate amount of $2.9 million. The agreement was executed with the intention of Husky including the Torchlight interests in producing properties and undeveloped acreage in Chisholm Trail as part of the Husky sale to Gastar Exploration Inc.—on October 14, 2015, Husky entered into an agreement to sell Husky’s Chisholm Trail working interests to Gastar with an expected closing date of November 30, 2015.  Torchlight will then participate in the proceeds of Husky’s sale to Gastar in accordance with the terms of the PSA.  Alternatively, if the Gastar transaction does not close, Torchlight and Husky will work to locate a different purchaser, and Torchlight will participate in the proceeds of any other sale of the Chisholm Trail assets if Husky effects such sale within one year from October 31, 2015.  Regardless of whether Husky effects a sale to Gastar or any other party, the liability to Husky on joint interest billings will remain extinguished, under the terms of the PSA.

The projected total proceeds from the sale attributable to the Torchlight interests is approximately $4.6 million from which our outstanding joint interest billing account payable of approximately $2.9 million will be paid in full to the operator with the remaining balance of the proceeds, estimated to be $1.4 million after expenses in connection with the transaction, to be received by us in cash.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits.

10.1           Purchase and Sale Agreement with Husky Ventures, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Torchlight Energy Resources, Inc.

Date: November 10, 2015	By: /s/ John Brda
John Brda
President